Exhibit 99.1

Contacts:

Media Relations

James Fisher

703-433-8677

james.w.fisher@sprint.com

Investor Relations

Yijing Brentano

800-259-3755

Investor.relations@sprint.com

SPRINT NEXTEL REPORTS

THIRD QUARTER 2009 RESULTS

➢	Free Cash Flow* of approximately $660 million after a $200 million pension contribution

➢	Achieved best net retail subscriber results in more than two years, driven by sequential improvement in both post-paid and prepaid gross subscriber additions

➢	Launched industry-leading Any Mobile, AnytimeSM calling feature to eliminate mobile calling circles

➢	Seven consecutive quarters of improvement in Customer Care Satisfaction and First Call Resolution

➢	Extended 4G leadership into seventeen markets

The company’s third quarter earnings conference call will be held at 8 a.m. EDT today. Participants may dial 800-938-1120 in the U.S. or Canada (706-634-7849 internationally) and provide the following ID: 29897906, or may listen via the Internet at www.sprint.com/investor.

OVERLAND PARK, Kan. – October 29, 2009 — Sprint Nextel Corp. (NYSE: S) today reported third quarter 2009 financial results that included consolidated net operating revenues of $8.0 billion, a net loss of $478 million and a diluted loss per share of 17 cents. The company generated Free Cash Flow* of $664 million in the quarter and $2.1 billion year-to-date in 2009. As of September 30, 2009, the company had $5.9 billion in cash, cash equivalents and short-term investments and $1.6 billion in borrowing capacity available under its revolving bank credit facility, for total liquidity of $7.5 billion.

Sprint lost a total of 135,000 net retail subscribers in the quarter. The company’s year-over-year post-paid gross addition improvement was the best in Sprint Nextel history, and the sequential improvement was the best in more than five years. Net post-paid subscriber losses have improved by approximately 20 percent in each of the second and third quarters of 2009.

“Sprint achieved its best net retail subscriber results in more than two years and improvement in both post-paid and prepaid gross subscriber additions in the third quarter,” said Dan Hesse, Sprint Nextel CEO. “Sprint is beginning to attract more customers with the industry’s best device line-up and the clarity and simplicity of our offers, seven sequential quarters of improvement in customer care satisfaction, a network declared to be most reliable by PC World magazine, and recognition from Newsweek magazine which ranked Sprint 15th of 500 companies on its 2009 Green Ratings list — the only telecom company in the Top 100.

“The company again generated strong cash flow, and while Operating Income Before Depreciation and Amortization* (OIBDA) was impacted by costs associated with growth in customer additions, previous quarters’ subscriber losses and certain seasonal costs in the quarter, Sprint continues to manage costs rigorously. We expect to see sequential quarterly improvement in both post-paid and total net subscriber losses in the fourth quarter of 2009,” Hesse said.

In 2009 Sprint has launched or announced 16 new touch, QWERTY and smart devices with a full selection of operating systems. They include Palm® Pre™ and Palm® Pixi™, Blackberry® Tour™; HTC Hero™ and Samsung Moment™ — which are both based on Google’s Android™ platform; HTC Touch Pro 2, Samsung Instinct® HD, and Samsung IntrepidTM, which offers the new Windows Mobile® 6.5 Professional operating system. In addition, Sprint launched the nation’s first full-featured, eco-friendly phone, Samsung Reclaim™ which earlier this month was given the “Hottest in Show” award at the CTIA Convention in San Diego.

Additionally, Sprint 4G is now available in 17 markets, including Philadelphia, PA, which launched earlier this week. Sprint 4G coverage should serve a population of more than 30 million people by the end of 2009, and cover a population of up to 120 million people in about 80 markets by the end of 2010. Sprint 4G service is planned for deployment in these additional markets in 2009: Austin, TX; Charlotte, NC; Chicago, IL; Dallas/Ft. Worth, TX; Greensboro, NC; Honolulu, HI; Maui, HI; Raleigh, NC; San Antonio, TX; and Seattle, WA.

CONSOLIDATED RESULTS

TABLE NO. 1 Selected Unaudited Financial Data (dollars in millions, except per share data)

	Quarter Ended			Year To Date
Financial Data	September 30, 2009	September 30, 2008	% Δ	September 30, 2009	September 30, 2008	% Δ
Net operating revenues	$8,042	$8,816	(9)%	$24,392	$27,205	(10)%

Adjusted OIBDA*, (1)	1,506	1,824	(17)%	4,998	5,929	(16)%

Adjusted OIBDA margin*, (1)	20.0%	21.9%		21.8%	23.1%

Net loss	(478)	(326)	(47)%	(1,456)	(1,175)	(24)%

Diluted loss per common share	$(0.17)	$(0.11)	(55)%	$(0.51)	$(0.41)	(24)%

Capital Expenditures (1), (2)	$431	$485	(11)%	$1,043	$2,491	(58)%

Free cash flow*	$664	$1,059	(37)%	$2,136	$1,240	72%

•

Consolidated net operating revenues of $8.0 billion for the quarter were 9% lower than in the third quarter of 2008 and 1% lower than the second quarter of 2009. The year-over-year decline is primarily due to lower contribution from post-paid wireless service revenues as well as wireline voice and legacy data revenues, partially offset by an increase in prepaid wireless service and equipment revenues.

•

Adjusted OIBDA* was $1.5 billion for the quarter, compared to $1.8 billion for both the third quarter of 2008 and the second quarter of 2009. The year-over-year decline in Adjusted OIBDA* was due to revenue declines as a result of fewer post-paid subscribers, partially offset by lower SG&A expenses. Sequentially, Adjusted OIBDA* decreased as the decline in operating revenue, seasonally higher cost of service, and increased subsidy expenses offset continued reductions in SG&A expenses.

•	Capital expenditures were $431 million in the quarter, compared to $485 million in the third quarter of 2008 and $321 million in the second quarter of 2009.

•

Free Cash Flow* was $664 million for the quarter, compared to $1.1 billion for the third quarter of 2008 and $676 million for the second quarter of 2009. In the quarter, the company made a $200 million cash contribution to its defined benefit pension plan. Without this payment, Free Cash Flow would have been $864 million in the quarter.

•

In August, the company issued $1.3 billion in principal of senior notes due in 2017 for general corporate purposes. In September, all outstanding 5.25% convertible senior notes due in 2010 were redeemed at 100% of the principal amount, totaling $607 million plus accrued and unpaid interest.

WIRELESS RESULTS

TABLE NO. 2 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended			Year To Date
Financial Data	September 30, 2009	September 30, 2008	% Δ	September 30, 2009	September 30, 2008	% Δ
Net operating revenues	$6,931	$7,536	(8)%	$20,970	$23,235	(10)%

Adjusted OIBDA*	1,184	1,646	(28)%	4,046	5,315	(24)%

Adjusted OIBDA margin*	18.5%	23.4%		20.8%	24.5%

Capital Expenditures (2)	$310	$217	43%	$734	$1,528	(52)%

Wireless Customers

•

The company served 48.3 million customers at the end of the third quarter of 2009, compared to 48.8 million at the end of the second quarter of 2009. This includes 33.6 million post-paid subscribers (25.0 million on CDMA, 7.8 million on iDEN, and 870,000 Power Source users who utilize both networks), 5.7 million prepaid subscribers (5.2 million on iDEN and 500,000 on CDMA) and 8.9 million wholesale and affiliate subscribers, all of whom utilize our CDMA network.

•

For the quarter, net retail subscribers declined by a total of 135,000 and net wireless customers declined by approximately 545,000, including net losses of 801,000 post-paid customers – comprising 271,000 CDMA and 530,000 iDEN customers (including a net 64,000 customers who transferred from the iDEN network to the CDMA network). The company gained a net 801,000 prepaid iDEN customers, offset by net losses of 135,000 prepaid CDMA customers. The company also experienced a net loss of 410,000 wholesale and affiliate subscribers as a result of subscriber losses from our mobile virtual network operators and deactivation of open machine-to-machine devices that had been activated in the second quarter but may not be utilized.

•	The credit quality of our post-paid customers reached the company’s highest historical level of almost 85% prime and improved year-over-year from 83% at the end of the third quarter of 2008.

•	More than 9% of post-paid customers upgraded their handsets during the third quarter, a slight increase sequentially, resulting in increased contract renewals.

•

During the third quarter, the company added to its device line-up with the Blackberry® Tour™, Samsung Reclaim™, HTC Touch Pro 2 and Samsung Instinct® HD. In addition, Sprint launched HTC Hero™, Samsung Intrepid and Motorola Debut™ in October, with Samsung Moment™ and Palm® Pixi™ also planned for availability before the holidays.

Wireless Churn

•	Post-paid churn in the quarter was 2.17% compared to 2.15% in the year-ago period and 2.05% in the second quarter of 2009. The sequential increase is due to seasonality and heightened competition.

•

Prepaid churn in the third quarter of 2009 was 6.65%, compared to 8.16% in the year-ago period and 6.38% in the second quarter of 2009. The year-over-year improvement in churn is due to increased subscriber additions related to our national Boost Monthly Unlimited offering. The sequential increase in prepaid churn is related to seasonality and the significant growth of the Boost Monthly Unlimited customer base during the second quarter.

Wireless Service Revenues

•

Wireless service revenues for the quarter of $6.3 billion declined 8% year-over-year and 2% sequentially. The year-over-year and sequential decline is due to fewer post-paid subscribers, partially offset by more prepaid subscribers.

•

Wireless post-paid ARPU has been stable for the past seven quarters at approximately $56, primarily due to continued growth in fixed-rate bundled plans such as Simply Everything, offset by declines in usage and roaming. As a result of the company’s focus on improving the customer experience and seven consecutive quarters of improvement in customer care satisfaction, post-paid ARPU benefited from reduced credits to customer bills year-over-year.

•

Data revenues contributed more than $16.25 to overall post-paid ARPU in the third quarter, led by growth in CDMA data ARPU. CDMA data ARPU increased to greater than $19, an industry-best that now represents 34% of total CDMA ARPU.

•

Prepaid ARPU in the quarter was approximately $35 compared to $31 in the year-ago period and $34 in the second quarter of 2009. The year-over-year and sequential increases reflect a growing contribution from prepaid subscribers on unlimited plans.

•

Wholesale, affiliate and other revenues were down 41% compared to the year-ago period and flat sequentially. The year-over-year decline is primarily due to subscriber losses from one of our large carrier customers.

Wireless Operating Expenses and Adjusted OIBDA*

•	Total operating expenses were $7.4 billion in the third quarter, compared to $7.8 billion in the year-ago period and $7.3 billion in the second quarter of 2009.

•

Adjusted OIBDA* of $1.2 billion in the third quarter of 2009 compares to $1.6 billion in the third quarter of 2008 and $1.4 billion in the second quarter of 2009. The year-over-year decline in Adjusted OIBDA* was primarily due to fewer post-paid subscribers, partially offset by more prepaid subscribers and an improvement of $340 million in SG&A expenses. Sequentially, Adjusted OIBDA* declined almost $230 million as the decline in service revenue, seasonally higher cost of service, and increased subsidy expenses associated with higher customer additions, offset continued reductions in SG&A expenses.

•

Equipment subsidy was approximately $950 million (equipment revenue of approximately $530 million, less cost of products of $1.48 billion) as compared to about $700 million in the year-ago period and almost $850 million in the second quarter of 2009. The year-over-year increase in subsidy is a combination of a greater mix of post-paid handsets sold with higher-functionality, an increase in the number of prepaid handsets shipped as a result of the national Boost Monthly Unlimited offering and a decrease in average post-paid revenue per handset sold. The sequential increase in subsidy is primarily due to the increase in the number of handsets sold and the increase in average cost per handset sold as the company continues to sell a greater number of higher-functionality handsets.

•

SG&A expenses declined 14% year-over-year from the third quarter of 2008, and declined 2% sequentially from the second quarter of 2009. The year-over-year improvement is due to lower customer care, bad debt, and labor expenses. On a sequential basis, the decline reflects lower labor and customer care expenses partially offset by an increase in bad debt expenses.

Wireless Capital Spending

Wireless capital expenditures were $310 million in the third quarter of 2009, compared to $217 million spent in the third quarter of 2008 and $227 million in the second quarter of 2009. The company continues to invest capital in the quality and performance of its networks. At the end of the third quarter of 2009, Sprint’s networks continue to operate at best-ever levels and, according to third-party data, Sprint has the most dependable + 3G network in the country.

WIRELINE RESULTS

TABLE NO. 3 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended			Year To Date
Financial Data	September 30, 2009	September 30, 2008	% Δ	September 30, 2009	September 30, 2008	% Δ
Net operating revenues	$1,411	$1,576	(10)%	$4,304	$4,811	(11)%

Adjusted OIBDA*	324	263	23%	962	849	13%

Adjusted OIBDA margin*	23.0%	16.7%		22.4%	17.6%

Capital Expenditures (2)	$72	$81	(11)%	$196	$342	(43)%

•	Wireline revenues of $1.4 billion for the quarter declined 10% year-over-year as voice and data declines more than offset Internet revenue growth, and were 1% lower sequentially.

•

Internet revenues for the third quarter of 2009 increased 5% from the year-ago period and were flat sequentially. The year-over-year increase reflects strong enterprise demand for Global MPLS services and the increased base of cable subscribers who utilize our VoIP services. In the quarter, Sprint received a 2009 Business Connectivity Carrier Excellence Award for Customer Service (ILEC/IXC) (tied with another carrier in this category) from ATLANTIC-ACM, the third award this year from the research company. The award marks Sprint’s leadership in providing quality customer service for business customers using IP-based and converged solutions.

•

Internet revenues as a percent of wireline revenues have increased to 41% in the third quarter of 2009 from 35% in the third quarter of 2008. At the end of the third quarter of 2009, the company supported approximately 4.9 million users of cable partner VoIP services. These services are currently available to almost 31 million households served by cable companies.

•	Voice revenues for the quarter declined 14% year-over-year and were flat sequentially.

•	Data revenues are impacted in part by customer transitions to IP services. These legacy services declined 35% compared to the third quarter of 2008 and 12% sequentially.

•

Adjusted OIBDA* was $324 million compared to $263 million in the third quarter of 2008 and $352 million reported for the second quarter of 2009. Total operating expenses were $1.2 billion in the third quarter of 2009. Year-over-year, total operating expenses improved 16% due to the declines in costs of service and improvement in SG&A expenses, and were flat sequentially as higher cost of service was offset by continued improvement in labor expenses.

•

Wireline capital expenditures were $72 million in the third quarter of 2009, compared to $81 million in the third quarter of 2008 and $47 million in the second quarter of 2009. The company made significant capital investments in prior years to build out its IP network, and less capital was required year-over-year as the pace of our IP growth rate has slowed.

Forecast

Sprint Nextel continues to expect that both post-paid and total subscriber full-year losses should improve in 2009 as compared to 2008. The company also expects both post-paid and total subscriber net losses to improve sequentially from 3Q to 4Q of 2009. In addition, Sprint Nextel expects that full-year capital expenditures in 2009 will be less than $1.7 billion. The company expects to continue to generate positive Free Cash Flow* during the fourth quarter of 2009.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures determined in accordance with accounting principles generally accepted in the United States (GAAP) and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

OIBDA is operating income/(loss) before depreciation, amortization, asset impairments and abandonments. Adjusted OIBDA is OIBDA excluding severance, exit costs, and other special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues adjusted for certain non-recurring revenue adjustments for Wireless and Adjusted OIBDA divided by net operating revenues for Wireline. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and intangible assets. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments during the period. Free cash flow results in the change in cash, cash equivalents and short-term investments less the change in debt and proceeds from other financing activities, net. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance and forward-looking guidance, as well as other statements that are not historical facts, are forward-looking statements. The words "estimate," "project," "forecast," "intend," "expect," "believe," "target," "providing guidance" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management's judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic and regulatory environment.

Future performance cannot be assured. Actual results may differ materially from those in forward-looking statements. Some factors that could cause actual results to differ include:

•	our ability to attract and retain subscribers;

•

the effects of vigorous competition on a highly penetrated market, including the impact of competition on the price we are able to charge subscribers for services and equipment we provide and our ability to attract new subscribers and retain existing subscribers; the overall demand for our service offerings, including the impact of decisions of new subscribers between our post-paid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•

the effect of limiting capital and operating expenditures on our ability to improve and enhance our networks and service offerings, implement our business strategies and provide competitive new technologies;

•	volatility in the trading price of our common stock, current economic conditions and our ability to access capital;

•

the impact of third parties not meeting our business requirements, including a significant adverse change in the ability or willingness of such parties to provide handset devices or infrastructure equipment for our CDMA network, or Motorola, Inc.’s ability or willingness to provide related handset devices, infrastructure equipment and software applications, or to develop new technologies or features, for our iDEN network;

•	the costs and business risks associated with providing new services and entering new geographic markets;

•	the financial performance of Clearwire and its deployment of a WiMAX network;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us or our suppliers or vendors;

•	the impact of adverse network performance;

•	the costs and/or potential customer impacts of compliance with regulatory mandates;

•	equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•

one or more of the markets in which we compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external sociological factors over which we have no control; and

•

other risks referenced from time to time in this report and other filings of ours with the Securities and Exchange Commission, including in Part I, Item IA “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2008 and risk factors included in our subsequent reports on Form 10-Q.

Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint Nextel is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

+  “Dependable” based on independent third-party drive tests for 3G data connection success, session reliability and signal strength for the top 50 most populous markets, January 2008 to July 2009. Not all services available on 3G and coverage may default to separate network when 3G unavailable.

ABOUT SPRINT NEXTEL

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two wireless networks serving more than 48 million customers at the end of the third quarter of 2009 and the first and only 4G service from a national carrier in the United States; industry-leading mobile data services; instant national and international walkie-talkie capabilities; and a global Tier 1 Internet backbone. The company’s customer-focused strategy has led to improved first call resolution and customer care satisfaction scores. For more information, visit www.sprint.com.

Sprint Nextel Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Millions, except per Share Data)

TABLE NO. 4

	Quarter Ended			Year To Date
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Net Operating Revenues	$8,042	$8,141	$8,816	$24,392	$27,205

Net Operating Expenses
Cost of services	2,787	2,719	3,043	8,241	8,968
Cost of products	1,482	1,342	1,181	4,115	3,656
Selling, general and administrative	2,267	2,311	2,768	7,038	8,782
Depreciation	1,476	1,453	1,488	4,346	4,460
Amortization	344	458	569	1,268	1,955
Other, net	(60)	(29)	(28)	238	297

Total net operating expenses	8,296	8,254	9,021	25,246	28,118

Operating Loss	(254)	(113)	(205)	(854)	(913)
Interest expense, net	(355)	(350)	(318)	(1,057)	(951)
Equity in losses of unconsolidated investments and other, net (3)	(156)	(146)	8	(587)	(17)

Loss before Income Taxes	(765)	(609)	(515)	(2,498)	(1,881)
Income tax benefit	287	225	189	1,042	706

Net Loss	$(478)	$(384)	$(326)	$(1,456)	$(1,175)

Basic and Diluted Loss Per Common Share	$(0.17)	$(0.13)	$(0.11)	$(0.51)	$(0.41)

Weighted Average Common Shares outstanding	2,877	2,872	2,855	2,872	2,852

Effective Tax Rate	37.5%	36.9%	36.7%	41.7%	37.5%

NON-GAAP RECONCILIATION – NET LOSS TO ADJUSTED OIBDA* (Unaudited)

(Millions)

TABLE NO. 5

	Quarter Ended			Year To Date
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Net Loss	$(478)	$(384)	$(326)	$(1,456)	$(1,175)
Income tax benefit	287	225	189	1,042	706

Loss before Income Taxes	(765)	(609)	(515)	(2,498)	(1,881)
Depreciation	1,476	1,453	1,488	4,346	4,460
Amortization	344	458	569	1,268	1,955
Interest expense, net	355	350	318	1,057	951
Equity in losses of unconsolidated investments and other, net (3)	156	146	(8)	587	17

OIBDA*	1,566	1,798	1,852	4,760	5,502
Severance and exit costs (4)	25	(29)	10	323	335
Gains from asset dispositions and exchanges (5)	(60)	—	(29)	(60)	(29)
Asset impairments and abandonments	—	—	(9)	—	(9)
Access costs (6)	(25)	—	—	(25)	—
Merger and integration expense (7)	—	—	—	—	130

Adjusted OIBDA*, (1)	1,506	1,769	1,824	4,998	5,929
Capital expenditures (1), (2)	431	321	485	1,043	2,491

Adjusted OIBDA* less Capex	$1,075	$1,448	$1,339	$3,955	$3,438

Adjusted OIBDA Margin*, (1)	20.0%	23.1%	21.9%	21.8%	23.1%

Selected items (net of taxes):
Severance and exit costs (4)	15	(18)	6	199	207
Gains from asset dispositions and exchanges (5)	(37)	—	(18)	(37)	(18)
Asset impairments and abandonments	—	—	(5)	8	1
Amortization	209	278	344	770	1,181
Access costs (6)	(16)	—	—	(16)	—
Merger and integration expenses (7)	—	—	—	—	80
Equity in losses of unconsolidated investments and other, net (3)	97	83	—	355	—

Sprint Nextel Corporation

WIRELESS STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)

(Millions, except subscriber counts and metrics)

TABLE NO. 6

	Quarter Ended			Year To Date
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Net Operating Revenues
Service	$6,261	$6,366	$6,803	$19,047	$20,931
Equipment	529	497	492	1,479	1,558
Wholesale, affiliate and other	141	141	241	444	746

Total net operating revenues	6,931	7,004	7,536	20,970	23,235

Net Operating Expenses
Cost of services	2,164	2,113	2,268	6,349	6,589
Cost of products	1,482	1,342	1,181	4,115	3,622
Selling, general and administrative	2,101	2,136	2,441	6,460	7,709
Depreciation	1,331	1,296	1,327	3,915	4,025
Amortization	343	458	569	1,266	1,954
Merger and integration expenses (7)	—	—	—	—	101
Other, net	(42)	(27)	(30)	185	225

Total net operating expenses	7,379	7,318	7,756	22,290	24,225

Operating Loss	$(448)	$(314)	$(220)	$(1,320)	$(990)

NON-GAAP RECONCILIATION
	Quarter Ended			Year To Date
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Operating Loss	$(448)	$(314)	$(220)	$(1,320)	$(990)
Severance and exit costs (4)	18	(27)	8	245	263
Gains from asset dispositions and exchanges (5)	(60)	—	(29)	(60)	(29)
Asset impairments and abandonments	—	—	(9)	—	(9)
Merger and integration expenses (7)	—	—	—	—	101
Depreciation	1,331	1,296	1,327	3,915	4,025
Amortization	343	458	569	1,266	1,954

Adjusted OIBDA*	1,184	1,413	1,646	4,046	5,315
Capital expenditures (2)	310	227	217	734	1,528

Adjusted OIBDA* less Capex	$874	$1,186	$1,429	$3,312	$3,787

Adjusted OIBDA Margin*	18.5%	21.7%	23.4%	20.8%	24.5%

OPERATING STATISTICS
	Quarter Ended			Year To Date
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Retail Post-Paid Subscribers
Service revenue (in millions)	$5,699	$5,897	$6,423	$17,659	$19,770
ARPU	$56	$56	$56	$56	$56
Churn	2.17%	2.05%	2.15%	2.16%	2.19%
Net losses (in thousands)	(801)	(991)	(1,122)	(3,042)	(2,968)
End of period subscribers (in thousands)	33,636	34,437	37,783	33,636	37,783
Hours per subscriber	15	15	16	15	15

Retail Prepaid Subscribers
Service revenue (in millions)	$562	$469	$380	$1,388	$1,161
ARPU	$35	$34	$31	$33	$30
Churn	6.65%	6.38%	8.16%	6.62%	8.51%
Net additions (losses) (in thousands)	666	777	(329)	2,117	(667)
End of period subscribers (in thousands)	5,714	5,048	3,911	5,714	3,911
Hours per subscriber	22	19	14	19	13

Wholesale and Affiliate Subscribers
Net (losses) additions (in thousands)	(410)	(43)	130	(59)	326
End of period subscribers (in thousands)	8,931	9,341	8,844	8,931	8,844

Total Subscribers
Net losses (in thousands)	(545)	(257)	(1,321)	(984)	(3,309)
End of period subscribers (in thousands)	48,281	48,826	50,538	48,281	50,538

Sprint Nextel Corporation

WIRELINE STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)

(Millions)

TABLE NO. 7

	Quarter Ended			Year To Date
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Net Operating Revenues
Voice	$648	$644	$755	$1,952	$2,365
Data	150	171	231	520	750
Internet	585	583	556	1,745	1,580
Other	28	30	34	87	116

Total net operating revenues	1,411	1,428	1,576	4,304	4,811

Net Operating Expenses
Costs of services and products	924	899	1,070	2,776	3,218
Selling, general and administrative	163	177	243	566	744
Depreciation	147	146	143	424	404
Other, net	(18)	(2)	—	53	67

Total net operating expenses	1,216	1,220	1,456	3,819	4,433

Operating Income	$195	$208	$120	$485	$378

NON-GAAP RECONCILIATION

	Quarter Ended			Year To Date
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Operating Income	$195	$208	$120	$485	$378
Severance and exit costs (4)	7	(2)	2	78	69
Asset impairments and abandonments	—	—	(2)	—	(2)
Depreciation	147	146	143	424	404
Access costs (6)	(25)	—	—	(25)	—

Adjusted OIBDA*	324	352	263	962	849
Capital expenditures (2)	72	47	81	196	342

Adjusted OIBDA* less Capex	$252	$305	$182	$766	$507

Adjusted OIBDA Margin*	23.0%	24.6%	16.7%	22.4%	17.6%

Sprint Nextel Corporation

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)

(Millions)

TABLE NO. 8

	Year to Date Period Ended
	September 30, 2009	September 30, 2008
Operating Activities
Net loss	$(1,456)	$(1,175)
Depreciation and amortization	5,614	6,415
Provision for losses on accounts receivable	266	559
Share-based compensation expense	61	207
Deferred and other income taxes	(993)	(747)
Equity in losses of unconsolidated investments and other, net	587	17
Gains from asset dispositions and exchanges	(60)	(29)
Contribution to pension plan	(200)	—
Other, net	(143)	(146)

Net cash provided by operating activities	3,676	5,101

Investing Activities
Capital expenditures	(1,119)	(3,272)
Expenditures relating to FCC licenses	(471)	(655)
Proceeds from sales and exchanges of assets	57	76
Change in short-term investments, net	(532)	113
Other, net	(7)	(10)

Net cash used in investing activities	(2,072)	(3,748)

Financing Activities
Borrowings under credit facility	—	2,500
Repayments under credit facility	—	(500)
Proceeds from issuance of commercial paper	—	681
Maturities of commercial paper	—	(1,060)
Proceeds from issuance of debt securities	1,281	—
Retirements and payments of debt and capital leases	(1,214)	(1,797)
Proceeds from financing obligation	22	645
Proceeds from issuance of common shares, net	—	48

Net cash provided by financing activities	89	517

Net Increase in Cash and Cash Equivalents	1,693	1,870

Cash and Cash Equivalents, beginning of period	3,691	2,246

Cash and Cash Equivalents, end of period	$5,384	$4,116

RECONCILIATION TO FREE CASH FLOW (NON-GAAP)

(Millions)

TABLE NO. 9

	Quarter Ended			Year to Date
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Net Cash Provided by Operating Activities	$1,161	$1,152	$1,915	$3,676	$5,101

Capital expenditures	(402)	(340)	(703)	(1,119)	(3,272)
Expenditures relating to FCC licenses	(143)	(138)	(187)	(471)	(655)
Proceeds from sales and exchanges of assets	51	5	40	57	76
Other investing activities, net	(3)	(3)	(6)	(7)	(10)

Free Cash Flow*	664	676	1,059	2,136	1,240

Increase (decrease) in debt and other, net	671	(604)	(393)	89	469
Proceeds from issuance of common shares, net	—	—	22	—	48

Net Increase in Cash, Cash Equivalents and Short-Term Investments	$1,335	$72	$688	$2,225	$1,757

Sprint Nextel Corporation

CONSOLIDATED BALANCE SHEETS (Unaudited)

(Millions)

TABLE NO. 10

	September 30, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$5,384	$3,691
Short-term investments	559	28
Accounts and notes receivable, net	3,155	3,361
Device and accessory inventory	485	528
Deferred tax assets	98	93
Prepaid expenses and other current assets	578	643

Total current assets	10,259	8,344
Investments	3,732	4,241
Property, plant and equipment, net	19,100	22,373
FCC licenses and trademarks	19,790	19,320
Customer relationships, net	812	1,932
Other intangible assets, net	1,495	1,634
Other assets	460	408

Total	$55,648	$58,252

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$2,161	$2,138
Accrued expenses and other current liabilities	3,422	3,525
Current portion of long-term debt, financing and capital lease obligations	765	618

Total current liabilities	6,348	6,281
Long-term debt, financing and capital lease obligations	20,892	20,992
Deferred tax liabilities	6,385	7,196
Other liabilities	3,789	4,178

Total liabilities	37,414	38,647

Shareholders’ equity
Common shares	5,872	5,902
Paid-in capital	47,085	47,314
Treasury shares, at cost	(1,168)	(1,939)
Accumulated deficit	(33,067)	(31,148)
Accumulated other comprehensive loss	(488)	(524)

Total shareholders’ equity	18,234	19,605

Total	$55,648	$58,252

NET DEBT (NON-GAAP) (Unaudited)

(Millions)

TABLE NO. 11

	September 30, 2009	December 31, 2008
Total Debt	$21,657	$21,610
Less: Cash and cash equivalents	(5,384)	(3,691)
Less: Short-term investments	(559)	(28)

Net Debt*	$15,714	$17,891

Sprint Nextel Corporation

SCHEDULE OF DEBT (Unaudited)

(Millions)

TABLE NO. 12

			September 30, 2009
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Nextel Corporation
Floating Rate Notes due 2010	0.683%	06/28/2010	750
Bank Credit Facility	3.000%	12/19/2010	1,000
Export Development Canada Facility	3.389%	03/30/2012	750
6% Notes due 2016	6.000%	12/01/2016	2,000
9.25% Debentures due 2022	9.250%	04/15/2022	200
8.375% Notes due 2017	8.375%	08/15/2017	1,300

Sprint Nextel Corporation subtotal			6,000

Sprint Capital Corporation
7.625% Notes due 2011	7.625%	01/30/2011	1,650
8.375% Notes due 2012	8.375%	03/15/2012	2,000
6.9% Notes due 2019	6.900%	05/01/2019	1,729
6.875% Notes due 2028	6.875%	11/15/2028	2,475
8.75% Notes due 2032	8.750%	03/15/2032	2,000

Sprint Capital Corporation subtotal			9,854

Nextel Communications Inc.
6.875% Senior Serial Redeemable Notes due 2013	6.875%	10/31/2013	1,473
5.95% Senior Serial Redeemable Notes due 2014	5.950%	03/15/2014	1,170
7.375% Senior Serial Redeemable Notes due 2015	7.375%	08/01/2015	2,137

Nextel Communications Inc. subtotal			4,780

Tower financing obligation	9.500%	01/15/2030	697

Capital lease obligations and other			197

TOTAL PRINCIPAL			21,528

Net premiums			129

TOTAL DEBT			$21,657

Sprint Nextel Corporation

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)

In the third quarter 2008 and year to date 2008, Adjusted OIBDA* and capital expenditures include $75 million and $227 million in non-recurring operating expenses and $134 million and $469 million in non-recurring capital expenditures, respectively, associated with the company’s WiMAX efforts prior to the closing of the Clearwire transaction in 2008.

(2)

Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Cash paid for capital expenditures can be found in the condensed consolidated cash flow information on Table No. 8 and the reconciliation to free cash flow on Table No. 9.

(3)

For the nine months ended September 30, 2009, a pre-tax charge of $154 million ($96 million after tax) was recorded related to Clearwire’s issuance of shares to other investors, to finalize ownership percentages.

(4)	For the nine months ended September 30, 2009 and 2008, we recorded severance and exit costs primarily related to work force reductions and continued organizational realignment initiatives.

(5)	For the quarters ended September 30, 2009 and 2008, gains from asset dispositions and exchanges are primarily due to spectrum exchange transactions.

(6)

Favorable developments during the third quarter of 2009 relating to disagreements with local exchange carriers resulted in a reduction of $25 million in expected access costs associated with prior periods.

(7)

All merger and integration costs are related to the Sprint-Nextel merger and/or the PCS Affiliates and Nextel Partners’ acquisitions and are generally non-recurring in nature. These expenses are classified as selling, general and administrative, cost of products, or equipment revenues, as appropriate, in our consolidated statement of operations.